As filed with the Securities and Exchange Commission on August 16, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COINSTAR, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State of other jurisdiction of incorporation or organization)	94-3156448 (I.R.S. Employer Identification No.)

1800 114th Avenue S.E.
Bellevue, Washington  98004
(Address of principal executive offices, including zip code)

Coinstar, Inc. 1997 Amended and Restated Equity Incentive Plan
Coinstar, Inc. 1997 Amended and Restated Non-Employee Directors’ Stock Option Plan
Coinstar, Inc. Stock Option Agreement for Grant to Chief Executive Officer
(Full title of the plans)

David W. Cole
Chief Executive Officer
Coinstar, Inc.
1800 114th Avenue S.E.
Bellevue, Washington  98004
(425) 943-8000
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Eric A. DeJong
Perkins Coie LLP
1201 Third Avenue, 48th Floor
Seattle, Washington  98101-3099
(206) 583-8433

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Number to Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value, under the:

1997 Amended and Restated Equity Incentive Plan	800,000	$29.52(2)	$23,616,000.00(2)	$2,173.00

1997 Amended and Restated Non-Employee Directors’ Stock Option Plan	200,000	$29.52(2)	$5,904,000.00(2)	$544.00

Stock Option Agreement for Grant to Chief Executive Officer	200,000	$21.24(3)	4,248,000.00(3)	$391.00

Total	1,200,000		$33,768,000.00	$3,108.00

(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the plans as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.

(2)
Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The price per share under the plans is estimated to be $29.52 based on the average of the high ($30.00) and low ($29.03) sales prices for the Common Stock on August 12, 2002, as reported for such date by the NASDAQ National Market.

(3)
Computed pursuant to Rule 457(h) under the Securities Act of 1933, as amended. The proposed maximum offering price of $21.24 per share represents the per share exercise price of the shares subject to the stock option.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)  The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001, filed on March 28, 2002, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(b)  The Registrant’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2002 and June 30, 2002, filed on May 13, 2002 and August 13, 2002, respectively, which contain unaudited interim financial statements;

(c)  The Registrant’s Current Report on Form 8-K filed on March 8, 2002; and

(d)  The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on May 9, 1997, under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment that indicates that the securities offered hereby have been sold or that deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.	DESCRIPTION OF SECURITIES

Not applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

As permitted by the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the

Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (4) for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s amended and restated bylaws provide that (1) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (2) the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (3) the rights conferred in the amended and restated bylaws are not exclusive.

The Registrant has entered into indemnification agreements with certain of its directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in its amended and restated certificate of incorporation and its amended and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The indemnification provision in the Registrant’s amended and restated certificate of incorporation, the amended and restated bylaws and the indemnity agreements entered into between the Registrant and certain of its directors and officers may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act. The Registrant has also obtained directors’ and officers’ liability insurance.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.	EXHIBITS

Exhibit No.	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the common stock being registered

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1
Coinstar, Inc. Stock Option Agreement, Grant to Chief Executive Officer (incorporated by reference to Exhibit 10.21 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Commission on March 28, 2002)

99.2	Coinstar, Inc. 1997 Amended and Restated Equity Incentive Plan (incorporated by reference to Appendix A of the Registrant’s proxy statement on Schedule 14A filed with the Commission on July 5, 2002)

99.3
Coinstar, Inc. 1997 Amended and Restated Non-Employee Directors’ Stock Option Plan (incorporated by reference to Appendix B of the Registrant’s proxy statement on Schedule 14A filed with the Commission on July 5, 2002)

Item 9.	UNDERTAKINGS

A. The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the 8th day of August, 2002.

COINSTAR, INC.

By:	/s/ DAVID W. COLE
David W. Cole Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes David W. Cole and Diane L. Renihan, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all post-effective amendments to this Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 8th day of August, 2002.

Signature	Title

/s/ DAVID W. COLE David W. Cole	Chief Executive Officer and Director (Principal Executive Officer)

/s/ DIANE L. RENIHAN Diane L. Renihan	Chief Financial Officer (Principal Financial Officer)

/s/ RICHARD C. DECK Richard C. Deck	Chief Accounting Officer (Principal Accounting Officer)

/s/ DEBORAH L. BEVIER Deborah L. Bevier	Director

/s/ FRANCES M. CONLEY Frances M. Conley	Director

/s/ DAVID M. ESKENAZY David M. Eskenazy	Director

/s/ KEITH D. GRINSTEIN Keith D. Grinstein	Director

/s/ ROBERT D. SZNEWAJS Robert D. Sznewajs	Director

/s/ RONALD B. WOODARD Ronald B. Woodard	Director

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1
Coinstar, Inc. Stock Option Agreement, Grant to Chief Executive Officer (incorporated by reference to Exhibit 10.21 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Commission on March 28, 2002)

99.2	Coinstar, Inc. 1997 Amended and Restated Equity Incentive Plan (incorporated by reference to Appendix A of the Registrant’s proxy statement on Schedule 14A filed with the Commission on July 5, 2002)

99.3
Coinstar, Inc. 1997 Amended and Restated Non-Employee Directors’ Stock Option Plan (incorporated by reference to Appendix B of the Registrant’s proxy statement on Schedule 14A filed with the Commission on July 5, 2002)